NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on September 18, 2023, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on September 05, 2023 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Black Knight, Inc. and Intercontinental Exchange, Inc. became effective before market open on September 05, 2023. Each share of Common Stock of Black Knight, Inc. will be converted into, at the election of the holder, the right to receive either Cash Consideration ($75.867 USD) or Stock Consideration (0.6577 of a share of Intercontinental Exchange, Inc. Common Stock), subject to proration. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on September 05, 2023.